                                                          FILED PURSUANT TO
                                                          RULE 424(b)(3)
                                                          REGISTRATION STATEMENT
                                                          NO. 333-58921

                                  VIATEL, INC.

                      Supplement, dated August 24, 1998 to
                        Prospectus, dated August 11, 1998

           ---------------------------------------------------------------------
             THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:OO P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 16, 1998, UNLESS EXTENDED.
           ---------------------------------------------------------------------

                  THE PURPOSE OF THIS SUPPLEMENT IS TO PROVIDE SUPPLEMENTAL INFORMATION REGARDING VIATEL, INC.'S (THE "COMPANY"), OFFER TO EXCHANGE ITS
    (i) 12.50% SENIOR DISCOUNT NOTES DUE 2008 (DOLLAR DENOMINATED), (ii) 11.25% SENIOR NOTES DUE 2008 (DOLLAR DENOMINATED), (iii) 12.40% SENIOR DISCOUNT NOTES DUE 2008 (DM DENOMINATED) AND (iv) 11.15% SENIOR NOTES DUE 2008 (DM DENOMINATED), EACH OF WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), FOR A LIKE PRINCIPAL AMOUNT OF THE COMPANY'S (w) 12.50% SENIOR DISCOUNT NOTES DUE 2008 (DOLLAR DENOMINATED),
    (x) 11.25% SENIOR NOTES DUE 2008 (DM DENOMINATED), (y) 12.40% SENIOR DISCOUNT NOTES DUE 2008 (DM DENOMINATED) AND (z) 11.15% SENIOR NOTES DUE 2008 (DM DENOMINATED), RESPECTIVELY, EACH OF WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT. UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANINGS ASSIGNED SUCH TERMS IN THE PROSPECTUS, DATED AUGUST 11, 1998 (THE "PROSPECTUS"), OF THE COMPANY. THE INFORMATION INCLUDED IN THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS.

    SECOND QUARTER 1998 RESULTS

                  On August 14, 1998, the Company filed its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1998. A summary of the Company's results follows.

                                                              For the Three Months Ended       For the Six Months Ended
                                                                      June 30,(1)                      June 30,(1)
                                                              ---------------------------      -------------------------
                                                                 1998             1997            1998            1997
                                                              ----------       ----------      ----------      ---------
                                                                                    (in thousands)
Telecommunications revenue.............................       $  27,751        $  18,448       $  48,990       $  33,001
                                                              ---------        ---------       ---------       ---------
Operating Expenses:
  Cost of telecommunications services..................          25,096           15,691          44,201          27,770
  Selling, general and administrative expenses.........          10,433            9,645          19,388          18,368
  Depreciation and amortization........................           4,126            1,458           7,037           2,721
                                                              ---------        ---------       ---------       ---------
               Total operating expenses................          39,655           26,794          70,625          48,858
                                                              ---------        ---------       ---------       ---------
Other income (expense):
  Interest income......................................           9,303            1,053           9,813           2,171
  Interest expense.....................................         (22,550)          (2,978)        (26,331)         (5,987)
                                                              ----------       ----------      ----------      ----------

Loss before extraordinary loss.........................         (25,151)         (10,271)        (38,154)        (19,673)
  Extraordinary loss on debt payment...................         (28,304)               -         (28,304)              -
                                                              ----------       ----------      ----------      ----------
Net loss...............................................         (53,455)         (10,271)        (66,458)        (19,673)
Dividend on redeemable convertible preferred stock.....          (1,010)               -          (1,010)              -
                                                              ----------       ----------      ----------      ----------
Net loss applicable to common shareholders.............       $ (54,465)       $ (10,271)      $ (67,468)      $ (19,673)
                                                              ==========       ==========      ==========      ==========

Loss per common share before extraordinary item, basic
  and diluted..........................................       $    (1.13)      $   (0.45)      $   (1.71)      $   (0.87)
Loss per common share from extraordinary item..........       $    (1.23)              -           (1.23)              -
                                                              -----------      ----------      ----------      ----------
Net loss per common share applicable to common
  shareholders.........................................       $    (2.36)      $   (0.45)      $   (2.94)      $   (0.87)
                                                              ==========       ==========      ==========      ==========
Weighted average common shares outstanding.............           23,095           22,619          22,940          22,605
                                                              ==========       ==========      ==========      ==========

-------------------
(1)    Amounts may not total due to rounding.

GERMAN NETWORK

     On August 21, 1998, the Company announced that it had executed an agreement with Metromedia Fiber Network and Carrier 1 Holdings Ltd. to jointly develop a national fiber optic telecommunications network in Germany. The proposed network, which will be developed through an entity owned 50.1% by the Company, will expand the reach of the German portion of the Circe Network being developed by the Company to include Dortmund, Bremen, Hamburg, Berlin, Leipzig, Nuremberg and Munich. Upon completion, each of the Company, Metromedia Fiber Network and Carrier 1 Holdings Ltd. will own its own separate broadband network. The construction of the network is contingent upon both Metromedia Fiber Network and Carrier 1 Holdings Ltd. meeting certain financing requirements.

     For details on the Circe Network, see "Summary -- Circe Network" and "Business -- Circe Network" in the Prospectus.
                              ____________________

     Questions and requests for assistance and requests for additional copies of the Prospectus and this Supplement should be addressed to the Exchange Agents as follows:

                           TO THE U.S. EXCHANGE AGENT:

                              The Bank of New York
                             Reorganization Section
                        101 Barclay Street, Floor 7 East
                            New York, New York 10286
                             Attention: Theresa Gass
                         Telephone Number (212) 815-5942


                          TO THE GERMAN EXCHANGE AGENT:

                                Deutsche Bank AG
                  Wertpapierdienste/Kapitaltransaktionen Inland
                         Alfred-Herrhausen--Allee 16-24
                            D-60262 Frankfurt am Main
                                     Germany
                            Attention: Dagmar Riedel
                               011-49-69-910-66809